EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Amendment No. 3 to the Registration Statement on Form SB-2 of our report dated April 9, 2007 relating to the consolidated financial statements of GoFish Corporation. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ Rowbotham & Company LLP

San Francisco, California
October 11, 2007